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                                                                    EXHIBIT 3.7





               Amendment to the Bylaws of Mercury Air Group, Inc.

                  by Special Meeting of the Board of Directors

                                 August 22, 2000




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AMENDMENT TO THE BYLAWS OF THE CORPORATION


        Mr. Kopko explained to the Board that an amendment to Section 4.06 of the Bylaws entitled "Chairman of the Board" was necessary in order to recognize the recent changes of the of the Corporation. Dr. Fagan stated that contrary to the former Chairman's powers and duties he will not have general supervision or responsibility over any of the Corporation's officers, employees, or agents.

Following such discussions and upon a motion duly made and seconded, the following resolution was as adopted:

                WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to amend the Bylaws of Corporation.

                NOW THEREFORE, BE IT RESOLVED, that the Bylaws of the Corporation are hereby amended as follows:

                1. Section 4.06 of the Bylaws is hereby amended to read in its entirety as follows:

                "Section 4.06 Chairman of the Board. The Chairman of the Board shall have the following powers and duties:

                (a)     He shall hold a non officer position.

                (b) He shall perform such duties as may be assigned to him by the Board.

                (c) He shall be the Chairman and shall conduct each of the Board of Directors meeting."